Exhibit 99.2

CHELSEA THERAPEUTICS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Charlotte, N.C. – November 13, 2013 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP), a development stage pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products, announced today that it has priced an underwritten public offering of 6,666,667 shares of its common stock at an offering price of $3.00 per share, for total gross proceeds (before underwriting discount and commissions and estimated expenses) of approximately $20 million. The Company has granted the underwriters a 30-day option to purchase up to 1,000,000 additional shares of its common stock to cover over-allotments, if any. The offering is expected to close on November 18, 2013, subject to customary closing conditions.

The Company intends to use the net proceeds from this offering to fund its droxidopa program, including regulatory and possible initial commercialization activity for NORTHERA™, and for general corporate purposes.

JMP Securities acted as the sole book-running manager for the offering. Needham & Company and Ladenburg Thalmann & Co. Inc. acted as co-managers. ROTH Capital Partners acted as financial advisor.

The securities described above are being offered pursuant to a “shelf” registration statement (file no. 333-179183) previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained by sending a request to JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attention: Prospectus Department, (415) 835-8985. An electronic copy of the prospectus supplement and accompanying base prospectus relating to the offering will also be available on the website of the SEC at www.sec.gov.

This release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders. Chelsea is currently pursuing FDA approval in the U.S. for Northera™ (droxidopa), a novel, late-stage, orally-active therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure. For more information about the Company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include reliance on key personnel and our ability to attract and/or retain key personnel; the risk that the FDA will not agree that our clinical trial results demonstrate the safety and effectiveness of droxidopa; the risk that the FDA will not accept our proposal regarding any trial or other data to support a new drug application; the risk that the FDA will not approve the resubmitted NDA; the risk that our resources will not be sufficient to conduct any study of Northera that will be acceptable to the FDA; the risk that we cannot complete any additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; risk that we will not be able to obtain regulatory approvals of droxidopa or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; and market acceptance for our products if any are approved for marketing.